August 31, 2004

FROM:                                         FOR:
The Carideo Group Inc.                        Donaldson Company, Inc.
1250 One Financial Plaza                      P.O. Box 1299
120 South Sixth Street                        Minneapolis, MN  55440
Minneapolis, MN  55402                        (NYSE: DCI)

Tony Carideo                                  Rich Sheffer
(612) 317-2880                                (952) 887-3753
Email: tony@carideogroup.com                  Email: rsheffer@mail.donaldson.com



FOR IMMEDIATE RELEASE
---------------------


           DONALDSON COMPANY ANNOUNCES RECORD FULL-YEAR SALES AND EPS

     EPS UP 12 PERCENT TO $1.18 MARKING 15TH CONSECUTIVE RECORD YEAR. RECORD
      $1.4 BILLION SALES; STRONG BACKLOGS SUPPORT OUTLOOK FOR DOUBLE-DIGIT
                      EARNINGS GROWTH AGAIN IN FISCAL 2005

         MINNEAPOLIS, August 31, 2004 -- Donaldson Company, Inc. (NYSE: DCI), today reported diluted earnings per share of $0.29 for the fourth fiscal quarter ended July 31, 2004, unchanged from last year. Net income was $26.2 million, compared to $27.1 million last year. Sales were a record $384.0 million, up from $330.3 million last year.
         For the year, diluted earnings per share were a record $1.18, compared to $1.05 last year. Net income totaled a record $106.3 million, compared to $95.3 million last year. Record sales of $1.415 billion compared to $1.218 billion last year.
            "Our fourth quarter was marked by three substantial expense adjustments," said Bill Cook, Donaldson's president and chief executive officer. "The cumulative impact of these unusual expenses in the quarter was $11.6 million or $0.08 per share. Obviously, these expenses had a significant impact on our quarterly results and kept a very good fourth quarter from being another net income record; however, we felt that it was fiscally prudent to make these adjustments now given the facts as we see them."
         The adjustments in the fourth quarter that reduced pre-tax income by $11.6 million are as follows:


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Donaldson Company, Inc.
August 31, 2004
Page 2


o On August 12, the U.S. Federal District Court ruled that damages against Donaldson in the previously disclosed patent infringement lawsuit brought by Engineered Products Company, Inc. should be approximately $16 million. While we intend to vigorously challenge the judgment and will appeal the decision to the Federal Circuit Court of Appeals, we increased our reserve for this matter by $5.0 million.

o As a result of ongoing discussions on a specific warranty-related matter, we increased our warranty reserve by $3.0 million.

o During our year-end closing process, we identified an adjustment of $3.6 million relating to a fiscal 2003 transaction between several Ultrafilter entities.

          "Coupled with strong sales growth again this quarter, our results would have been very strong without the matters discussed above," said Cook. "We began recovering last quarter's steel price increases and worked hard to bring our operating expense run-rate back down to prior year levels. Net of the matters discussed above, the fourth quarter numbers show a solid gross margin and operating expenses below the target level we discussed during the third quarter webcast."
         "The good news is that broad strength across most of our end markets and our ability to capitalize on it drove record earnings in fiscal 2004. We have transitioned from three years of weak conditions in many of our end markets to rapid demand acceleration this year, and the Donaldson people responded by ramping up operations quickly to capture the opportunity."

         Factors contributing to the quarter include:

o        Strong Engine Products results.

         >> North American truck build rates again increased significantly and off-road equipment markets strengthened.

         >> Equipment utilization improved in both the truck and off-road markets, spurring aftermarket parts sales growth.

         >> North American regulations at both federal and state levels continue to create strong demand for our diesel truck emission control products.


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Donaldson Company, Inc.
August 31, 2004
Page 3


         >> Finally, our European and Asian businesses experienced strong demand for both truck and off-road equipment filters.

o Continued solid demand for disk drive filters. Our disk drive filter business remained strong, delivering another quarter of over 20 percent sales growth as demand for computer hard drives remained high.

o Improving conditions for gas turbine. Gas turbine grew sales for the first time in eight quarters.

         "Despite the operating leverage realized from higher production volumes, gross margin was down from last year due to the impact of the aforementioned expense adjustments and steel price increases," said Cook. "We began recovering a significant portion of last quarter's steel price increases during the quarter, but saw another round of steel price increases which will require additional price recovery from our customers."

INCOME STATEMENT DISCUSSION
         The impact of foreign currency translation during the fourth quarter, led by the Euro, increased sales by $9.4 million and net earnings by $0.7 million. For the year, currency translation increased sales by $70.0 million and net earnings by $4.7 million. Worldwide sales, excluding the impact of currency translation, increased 13.4 percent during the quarter and 10.4 percent for the year.
         Excluding the impact of currency translation, fourth quarter sales outside the U.S. increased 9.3 percent, primarily reflecting strong sales growth in Asia. For the year, excluding the impact of currency translation, sales outside the U.S. increased 11.1 percent.
         Gross margin of 31.3 percent for the quarter compared to 32.5 percent last year. For the year, gross margin was 31.8 percent, compared to 32.1 percent last year. Steel price increases offset the operating leverage gained from higher production volumes. We recovered a significant portion of the third quarter's steel price increases this quarter, but another round of steel price increases experienced in the fourth quarter will require additional price recovery from our customers. Gross margin was also negatively impacted by $2.3 million from the intercompany

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Donaldson Company, Inc.
August 31, 2004
Page 4

matter discussed above. There were no plant rationalization costs in the quarter versus $0.02 last year. For the year, plant rationalization costs were $0.05 per share, unchanged from last year.
         Fourth quarter operating expenses were 22.6 percent of sales, up from
21.2 percent last year. For the year, operating expenses as a percent of sales were 22.2 percent, up from 21.3 percent last year. Included in fourth quarter operating expenses were the following adjustments: a $5.0 million increase to our reserve for the patent infringement judgment; a $3.0 million increase to our warranty reserve; and $1.3 million from the intercompany matter discussed above.
         Fourth quarter interest expense was $1.3 million, flat with last year. For the year, interest expense was $5.0 million versus $5.9 million last year. Other income was $2.5 million in the quarter, up from $1.3 million last year, driven by a small foreign exchange gain versus a loss last year and higher interest income. For the year, other income was $5.2 million, compared to $4.7 million last year.
         The tax rates of 24.2 percent for the quarter and 25.0 percent for the year compare to prior year tax rates of 27.0 percent for both the quarter and the year. The decrease in the quarter reflects the increased contribution from our international operations. We expect the tax rate to return to approximately 27 percent in fiscal 2005.
         During the quarter, we repurchased 281,000 shares for $7.6 million as part of our ongoing share repurchase plan. For the year, 1,071,000 shares, or
1.2 percent of outstanding shares, were repurchased for a total of $29.8 million.

BACKLOG
         The 90-day backlog, reflecting continued strong demand in the upcoming quarter, was $209 million, up 14 percent, or $26 million, relative to last year. In Engine Products, the 90-day backlog increased 13 percent over last year. In Industrial Products, the 90-day backlog increased 15 percent. Notably, the worldwide industrial air filtration 90-day backlog increased 32 percent.
         Total backlog was $376 million, up 20 percent, or $62 million, relative to last year. In Engine Products, total backlog increased 28 percent from last year. In Industrial Products, total backlog increased 7 percent from fiscal 2003.

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Donaldson Company, Inc.
August 31, 2004
Page 5


ENGINE PRODUCTS SEGMENT
         Engine Products sales were a record $226.7 million in the fourth quarter, an increase of 20.4 percent from $188.2 million last year. For the year, sales were a record $832.3 million, an increase of 21.8 percent from $683.2 million in fiscal 2003.
         Truck sales in the fourth quarter totaled $39.2 million, up 10.5 percent from $35.4 million last year. North American truck sales increased 25 percent from growing truck build rates and strong diesel emission sales. European truck sales increased 34 percent as build rates improved in Europe. Truck sales in Asia decreased 29 percent as emission sales had spiked in Japan last year. For the year, worldwide truck sales totaled $156.4 million, an increase of 34.4 percent from $116.3 million last year.
         Worldwide sales of off-road products in the quarter were $63.5 million, up 28.4 percent from $49.5 million last year. North American sales increased 30 percent on continued improvements in new construction and agriculture equipment demand. Asian sales increased 25 percent while European sales increased 27 percent in the quarter. For the year, worldwide sales were $236.9 million, an increase of 21.6 percent from $194.8 million last year.
         Aftermarket sales in the quarter were $124.0 million, an increase of
20.0 percent from $103.3 million last year. North American aftermarket sales increased 14 percent as equipment utilization rates continued to improve and our investment into additional staff, training tools and additional product coverage continued to drive sales results. Both European and Asian sales were up 29 percent. For the year, aftermarket sales were $439.0 million, an increase of
18.0 percent from $372.1 million in fiscal 2003.

INDUSTRIAL PRODUCTS SEGMENT
         Industrial Products sales in the fourth quarter were $157.3 million, an increase of 10.7 percent from $142.0 million last year. For the year, Industrial Products sales were $582.7 million, up 8.9 percent from $535.0 million last year.
         Gas turbine product sales in the fourth quarter were $29.9 million, up
13.4 percent from $26.3 million last year, the first year-over-year increase in two years. While fourth quarter sales in North America declined 42 percent, international sales grew 51 percent on strong sales in

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Donaldson Company, Inc.
August 31, 2004
Page 6


Europe and Asia. For the year, gas turbine sales were $117.7 million, down 9.2 percent from $129.6 million last year.
         Ultrafilter sales in the fourth quarter were $32.1 million, down 16.9 percent from $38.6 million last year. In the fourth quarter of 2003, additional revenue of $11.5 million was recorded as a result of conforming Ultrafilter to Donaldson's year end. For the year, Ultrafilter sales were $122.2 million, up
1.1 percent from $120.9 million last year.
         Industrial air filtration sales in the fourth quarter were $58.7 million, an increase of 25.6 percent from $46.7 million last year. North American sales increased 33 percent as the manufacturing economy improved. Sales in Europe were up 22 percent as six months of increasing order rates resulted in higher shipments in the quarter. Asian sales were up 13 percent on growth in China and Japan. For the year, industrial air filtration sales were $202.2 million, up 16.0 percent from $174.3 million last year.
         Sales of special application products in the fourth quarter were $36.6 million, an increase of 20.5 percent from $30.4 million last year. Disk drive filter sales were up 21 percent on continued strong demand for computer hard drives. Industrial hydraulic sales were up 68 percent, helped by the LHA acquisition in the first quarter. For the year, special application sales were $140.6 million, an increase of 27.6 percent from $110.2 million in fiscal 2003.

OUTLOOK
         ENGINE PRODUCTS: Overall, Donaldson expects low-teens sales growth for Engine Products in fiscal 2005.

o The company expects continued growth in North American heavy-duty truck build rates in fiscal 2005. Order rates and backlogs for diesel emission products continue to ramp up. Business conditions remain strong in Europe and Asia.
o Off-road sales are expected to remain strong in Asia and North America as conditions in construction and agriculture equipment markets have brightened.
o Both North American and international aftermarket sales are expected to continue growing as increasing equipment utilization spurs replacement filter sales. Diesel

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Donaldson Company, Inc.
August 31, 2004
Page 7


         emission retrofit sales in North America are anticipated to continue increasing as the company's technology solution gains acceptance.

         INDUSTRIAL PRODUCTS: Donaldson expects improving conditions for its industrial businesses to generate low-teens sales growth in fiscal 2005.

o        Global business conditions for gas turbine are expected to be stable.
         Full-year sales are expected to be unchanged compared to fiscal 2004.

o Industrial filtration solutions sales are expected to be strong in fiscal 2005. American and European industrial air and compressed air filtration markets are expected to continue improving near-term, as order trends are stronger than last year's levels. Business conditions in Asia remain strong. Industrial hydraulic order trends continue to be favorable.

o Special applications products showed continued strength in orders and backlogs for disk drive filters and membranes, although disk drive's growth rate is expected to be lower following fiscal 2004's strong recovery.

         Commenting on fiscal 2005's outlook, Cook said, "Despite the difficult comparisons we will face this year, the strong business trends from 2004 are still present as we enter 2005 and should provide the opportunity for continued top-line growth. We expect that increasing commodity prices, especially steel, will be mostly offset by price increases and improving manufacturing efficiencies from continued strong volume. We will continue to focus on operating expense controls and expect that the charges that hampered 2004 will not repeat in 2005."
         "We are increasingly persuaded that investors are acknowledging our demonstrated commitment to increasing shareholder value. Through our 15 consecutive record years, Donaldson's earnings have compounded at better than 15 percent, and that operating success has been translated into a 21 percent growth rate in Donaldson's share price. We are committed to making 2005 the 16th year in that string."

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Donaldson Company, Inc.
August 31, 2004
Page 8


ABOUT DONALDSON COMPANY, INC.
         Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment and trucks. Our 10,000 employees contribute to the company's success at over 30 manufacturing locations around the world. In fiscal year 2004, Donaldson reported sales of more than $1.4 billion and grew earnings for the 15th consecutive year. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995
         The company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company's current views with respect to future events and financial performance, but involve uncertainties that could significantly impact results. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "outlook," "plan," "promises," "project," "should" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Act.
         The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices including increases in steel and oil prices, world economic factors, political factors, the company's substantial international operations including key disk drive filter

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Donaldson Company, Inc.
August 31, 2004
Page 9

production facilities in China, highly competitive markets, changes in capital spending levels by customers, changes in product demand and changes in the geographic and product mix of sales, cancellations of orders, acquisition opportunities and integration of recent acquisitions, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls. For a more detailed explanation, see exhibit 99 to the company's 2003 Form 10-K filed with the Securities and Exchange Commission. The company wishes to caution investors that new factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company's views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.





















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Donaldson Company, Inc.
August 31, 2004
Page 10


                  CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                (Thousands of dollars, except per share amounts)
                                   (Unaudited)

                                               Three Months Ended                                 Year Ended
                                                     July 31                                       July 31
                                      --------------------------------------        --------------------------------------
                                           2004                  2003                    2004                  2003
                                      ----------------      ----------------        ---------------       ----------------
Net sales                                    $383,962              $330,294             $1,414,980             $1,218,252

Cost of sales                                 263,769               223,020                964,539                827,101
                                      ----------------      ----------------        ---------------       ----------------

Gross margin                                  120,193               107,274                450,441                391,151

Operating expenses                             86,866                70,174                314,469                259,386

Gain on sale of Ome land and
building                                            -                     -                (5,616)                      -
                                      ----------------      ----------------        ---------------       ----------------

Operating income                               33,327                37,100                141,588                131,765

Other income, net                             (2,505)               (1,343)                (5,202)                (4,691)

Interest expense                                1,288                 1,261                  4,954                  5,889
                                      ----------------      ----------------        ---------------       ----------------

Earnings before income taxes                   34,544                37,182                141,836                130,567

Income taxes                                    8,353                10,039                 35,519                 35,253
                                      ----------------      ----------------        ---------------       ----------------

Net earnings                                  $26,191               $27,143               $106,317                $95,314
                                      ================      ================        ===============       ================

Weighted average shares
   outstanding                             87,621,312            86,732,440             87,960,423             86,990,676

Diluted shares outstanding                 90,053,066            90,118,318             90,429,956             90,469,966

Net earnings per share                           $.30                  $.32                  $1.21                  $1.10

Net earnings per share
   assuming dilution                             $.29                  $.29                  $1.18                  $1.05

Dividends paid per share                        $.055                 $.045                  $.205                  $.175



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Donaldson Company, Inc.
August 31, 2004
Page 11

                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of dollars)
                                   (Unaudited)

                                                                    July 31               July 31
                                                                     2004                  2003
                                                               ------------------     ----------------
   ASSETS

   Cash and cash equivalents                                             $99,504              $67,070
   Accounts receivable - net                                             274,120              226,815
   Inventories - net                                                     143,418              114,890
   Prepaid expenses and other current assets                              40,338               45,930
                                                               ------------------     ----------------

             Total current assets                                        557,380              454,705

   Other assets and deferred taxes                                       182,700              171,856
   Property, plant and equipment - net                                   261,529              255,436
                                                               ------------------     ----------------

             Total assets                                             $1,001,609             $881,997
                                                               ==================     ================

 LIABILITIES AND SHAREHOLDERS' EQUITY

   Trade accounts payable                                               $124,401             $122,759
   Employee compensation and other liabilities                            87,385               68,906
   Notes payable                                                          19,736               14,152
   Income taxes payable                                                    9,656                7,613
   Current maturity long-term debt                                        34,346                  646
                                                               ------------------     ----------------

             Total current liabilities                                   275,524              214,076

   Long-term debt                                                         70,856              105,156
   Other long-term liabilities                                           105,936              115,372
                                                               ------------------     ----------------

             Total liabilities                                           452,316              434,604

              Equity                                                     549,293              447,393
                                                               ------------------     ----------------

             Total liabilities and equity                             $1,001,609             $881,997
                                                               ==================     ================

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Donaldson Company, Inc.
August 31, 2004
Page 12

                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of dollars)
                                   (Unaudited)

                                                                                         Year Ended
                                                                                           July 31
                                                                             ------------------------------------
                                                                                 2004                   2003
                                                                             --------------         -------------
OPERATING ACTIVITIES

   Net earnings                                                                   $106,317               $95,314
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
           Gain on sale of Ome land and building                                   (5,616)                     -
        Depreciation and amortization                                               41,555                37,557
        Changes in operating assets and liabilities                               (27,871)                15,296
        Other, net                                                                   3,667               (1,449)
                                                                             --------------         -------------
           Net cash provided by operating activities                               118,052               146,718

INVESTING ACTIVITIES

   Net expenditures on property and equipment                                     (43,030)              (33,293)
   Acquisitions and investments in unconsolidated
      affiliates, net of cash acquired                                             (4,397)               (1,577)
                                                                             --------------         -------------
           Net cash used in investing activities                                  (47,427)              (34,870)

FINANCING ACTIVITIES

   Purchase of treasury stock                                                     (29,765)              (24,874)
   Net change in debt                                                                3,322              (53,189)
   Dividends paid                                                                 (17,779)              (15,263)
   Other, net                                                                        3,298                 1,083
                                                                             --------------         -------------
           Net cash used in financing activities                                  (40,924)              (92,243)


Effect of exchange rate changes on cash                                              2,733                 1,879
                                                                             --------------         -------------

Increase in cash and cash equivalents                                               32,434                21,484

Cash and cash equivalents - beginning of year                                       67,070                45,586
                                                                             --------------         -------------

Cash and cash equivalents - end of period                                          $99,504               $67,070
                                                                             ==============         =============

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Donaldson Company, Inc.
August 31, 2004
Page 13

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                             (Thousands of dollars)
                                   (Unaudited)

                                              Three Months Ended                                Year Ended
                                      -----------------------------------          ------------------------------------
                                                   July 31                                       July 31
                                          2004                 2003                     2004                 2003
                                      --------------       --------------          ---------------      ---------------

Free cash flow                              $39,023              $45,428                  $75,022             $113,425

Net capital expenditures                      6,470              (1,972)                   43,030               33,293
                                      --------------       --------------          ---------------      ---------------
Net cash provided
  by operating activities                   $45,493              $43,456                 $118,052             $146,718
                                      ==============       ==============          ===============      ===============

EBITDA                                      $45,376              $48,241                 $186,486             $172,817

Income taxes                                (8,353)             (10,039)                 (35,519)             (35,253)
Interest expense (net)                        (221)              (1,086)                  (3,095)              (4,693)
Depreciation
  and amortization                         (10,611)              (9,973)                 (41,555)             (37,557)
                                      --------------       --------------          ---------------      ---------------

            Net earnings                    $26,191              $27,143                 $106,317              $95,314
                                      ==============       ==============          ===============      ===============

Net sales, excluding foreign
  currency translation                     $374,528             $309,091               $1,345,020           $1,158,257
Foreign currency translation                  9,434               21,203                   69,960               59,995
                                      --------------       --------------          ---------------      ---------------

            Net sales                      $383,962             $330,294               $1,414,980           $1,218,252
                                      ==============       ==============          ===============      ===============

Net earnings, excluding
  foreign currency translation              $25,528              $25,128                 $101,603              $90,773
Foreign currency translation                    663                2,015                    4,714                4,541
                                      --------------       --------------          ---------------      ---------------

            Net earnings                    $26,191              $27,143                 $106,317              $95,314
                                      ==============       ==============          ===============      ===============

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company's ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company's foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company's actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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